Exhibit 10.27
October 9, 2007
CONFIDENTIAL
Roger K. Scholten
4106 John Lynde Road
Des Moines, IA 50312
Dear Roger:
We are pleased to formally offer you employment with Champion in the position of Sr. Vice President, General Counsel & Secretary. In this position you will report directly to William C. Griffiths, Chairman, President & CEO. Your office location will be at Champion’s Corporate office in Auburn Hills, MI until the end of the year. We are planning to move to new offices in Troy, MI at year-end.
BASE SALARY
In this position, your beginning base salary will be $340,000 per year, paid bi-weekly. This salary will be effective as of your employment date. Your salary will be reviewed at least annually with the first review occurring in January 2009.
CORPORATE INCENTIVE
In this position you will be a participant in the Champion Annual Incentive Compensation Plan effective January 2009 with an incentive target of 50% of annual base salary. Your bonus is dependent upon Champion achieving certain financial goals and Plan rules. Your actual bonus earned may be higher than your target bonus, conversely, it could be lower depending on the Company’s actual performance. The annual incentive plan example included is for 2007. A copy of the Board presentation Executive Pay Strategy and Programs covering the Annual Plan, the Performance Share Plan and the new Transformation Growth Plan is enclosed. The Board presentation provides information about the future direction for the 3 plans although these changes have not yet been approved.
PERFORMANCE SHARE AWARD
You will also be eligible to participate in the 2008-2010 Senior Management Equity Compensation Performance Share Award Plan, subject to Board approval. This Plan gives you the opportunity to receive shares of common stock of the Company subject to the Plan and applicable agreements. Grants typically are made; subject to CEO and Board approval during the fourth calendar quarter for the following three (3) year period beginning in January. For the 2008 Plan cycle, we will recommend a grant of 30,000 Performance Shares. Again, please refer to the Executive Pay Strategy and Programs Board presentation.
TRANSFORMATION GROWTH PLAN
Senior management, the Compensation Committee of the Board and an outside consultant are working on a new long-term growth incentive plan. The plan is still in the development stage. Subject of course to Board approval, you will be invited to participate in this new growth focused incentive plan. Details are included in the Executive Pay Strategy and Programs presentation

SAVINGS PLANS
You will have the option to participate in the Champion 401(k) plan (The Retirement Savings (RSP)) on the first of the following month once you have completed three (3) months of continuous employment with Champion. You may defer up to 17 % of your base salary and any future incentive bonus paid to you, subject to IRS limitations. The Company provides a discretionary match equal to $0.50 for each dollar of your savings on the first 6% you contribute. In other words, the maximum match will be 3% for a 6% or higher contribution. Company match contributed to your accounts is vested immediately following one year of continuous employment. We will send information about this program to you by courier.
HEALTH AND WELFARE BENEFITS:
Champion associates enjoy the opportunity of participating in a flexible benefits program that will allow you to select benefit coverage that meets your needs. The benefits program provides you choices for medical/dental; vision; health and dependent care spending accounts; supplemental life insurance for yourself, spouse, and children; and accidental death and dismemberment coverage for you. These benefits will be available to you on the first of the following month once you have completed three (3) months of continuous employment with Champion.
OTHER BENEFITS
Other benefits provided include company paid short-term disability; basic life insurance and AD & D at 2 times base salary, long term disability, business travel accident, retirement benefits, (discussed above) vacation, and holiday pay. Our Corporate HR staff will take care of benefits enrollment prior to the completion of three (3) months of continuous employment.
VACATION
You will be entitled to the greater of fifteen (15) days vacation annually or the normal vacation entitlement provided by Policy.
RELOCATION
The Company will assist you with the costs associated with relocating you to the Troy, MI or surrounding area within the next 12 months. Relocation assistance will be provided through SIRVA. Upon your acceptance of employment, your move will be authorized and a representative from SIRVA will contact you to begin the process. An advance copy of the Executive relocation program is enclosed for your information. Once the move has been authorized, SIRVA will send you a formal copy of this program along with many other forms and information. Because relocations are expensive, we will expect you to sign a document agreeing to repay a portion of the cost on a straight-line declining balance should you decide to leave the Company within the first twenty-four (24) months.
NON-SOLICITATION/CONFIDENTIALITY
Upon your acceptance of this offer, you will be expected to sign a Confidentiality and Non-Solicitation Agreement agreeing not to solicit customers or employees if you decide to leave the company. In addition, you will agree not to disclose confidential or proprietary information during or after your employment with the Company to anyone for any reason. Non-solicitation is in force for one year after termination; non-disclosure is for an indefinite term.
You will be appointed as a 16(b) officer of the Company and as such you will receive the current 16(b) officer severance and change in control agreements, copies of which are attached.

Champion is an “at will” employer. Accordingly, you may terminate your employment at any time and we ask, if you intend to do so, that you provide reasonable advance notice; Champion may also terminate the employment relationship, at any time, with or without cause.
Our offer of employment is contingent upon satisfactorily completing a Background Investigation and successfully passing a pre-employment drug/alcohol screen. We will initiate the Background Investigation once we receive your signed authorization. Please complete the enclosed Background authorization form and Employment Application and return them to HR by fax (248-276-1440) as soon as practical. We’ll arrange the drug/alcohol screen on your first day of work.
Roger, we are excited at the prospect of you joining the Champion team. Your breadth of knowledge should enable you to quickly make a contribution. You can count on our full support.
Please acknowledge you’re acceptance of our offer by countersigning this letter below indicating your start date with the Company, and return one copy to my attention by Wednesday, October 17, 2007.
Sincerely,
/s/  Jeffrey L. Nugent
Jeffrey L. Nugent
Vice President, Human Resources
Champion Enterprises, Inc.
cc:     William C. Griffiths (w/o attachments)

Attachments:
Confidentiality and Non-Solicitation Agreement
Relocation Policy
Executive Pay Strategy and Programs Board presentation
Employee Benefits Booklets & Summary Plan Descriptions
I accept Champion’s offer of employment as Vice President, General Counsel & Secretary and intend to be available by October 31, 2007

/s/ Roger K. Scholten	10-17-07
Signature	Date Signed

Roger K. Scholten
Print Name